Contact:	Steve Gaut
404-828-8787
sgaut@ups.com

UPS TO ACQUIRE COYOTE LOGISTICS

UPS to acquire technology-driven, non-asset based truckload freight brokerage, adding to portfolio with complementary revenue and operational synergies

Transaction Highlights

•UPS announces agreement to acquire Coyote Logistics for $1.8 billion
•Expands portfolio, adding large scale non-asset based full-truckload (FTL)
and transportation management services
•Provides growth opportunities for UPS from high growth truck freight market expansion, Coyote organic growth, customer cross-selling
•Synergies for UPS backhaul utilization and purchased transportation
•Leadership continuity: CEO Jeff Silver, an industry veteran, will continue to lead Coyote, as a UPS subsidiary
•Coyote employees, expertise, systems and culture to be supported
•Accretive to earnings in 2016

ATLANTA and CHICAGO - July 31, 2015 - UPS (NYSE:UPS) has entered into a definitive purchase agreement to acquire Coyote Logistics, a technology-driven, non-asset based truckload freight brokerage company for $1.8 billion from Warburg Pincus. Founded in 2006, Coyote reported annual revenue of $2.1 billion in 2014. Closing is expected within 30 days, subject to customary conditions and regulatory approvals. The transaction will be financed with available cash resources and through existing and new debt arrangements. The acquisition is expected to be accretive to UPS earnings in 2016.

"The brokered full-truckload freight segment is a high growth market and we expect it will continue to outpace other transportation segments," said David Abney, UPS Chief Executive Officer. "This high quality acquisition significantly increases UPS full-truckload scale and we are uniquely positioned to take advantage of exciting new revenue growth and synergy opportunities."

“The Coyote management team is very excited to become a part of UPS and continue to grow, now with UPS’s support. We’re also very thankful for the Warburg Pincus partnership over the last several years,” said Jeff Silver, Coyote CEO.

“Our great people, leading technology and flexible organization will enable us to scale quickly to take full advantage of the added customers, lanes and capacity within UPS,” Silver said. “It’s a great day for Coyote employees, our customers and our contracted carriers.”

Coyote arranges customers’ freight shipments on available trucking capacity contracted to members of its large carrier network, numbering more than 35,000 trucking companies. Coyote has experienced very rapid revenue growth since inception and has built extensive relationships with a broad customer base. The company enjoys strong market positions among food and beverage, and consumer goods customers, as well as paper and packaging, industrial and retail segments. Following the acquisition and integration of Access America Transport to its network last year, Coyote added industry leading strength in flatbed serviced segments such as heavy equipment and construction.

During the peak holiday shipping season, UPS often supplements its fleet with contract transportation providers to meet customer demand. Coyote has played a growing role in supporting UPS peak operations over the past few years and the company expects to leverage Coyote’s carrier network even further for this purpose in the future.

UPS has also identified revenue growth and fleet efficiency synergy opportunities by hauling shipments arranged by Coyote using existing UPS backhaul capacity within its tractor/trailer fleet.

“Through the Coyote network, UPS will provide our combined customer base with an even more seamless supply chain solutions portfolio from multi-modal freight shipments to small-package delivery,” said Alan Gershenhorn, UPS executive vice president and chief commercial officer.

“We will now also have the technology to help our customers improve the utilization of their fleets as part of an extended network of carriers,” Gershenhorn said. “We see opportunities for greater customer and UPS fleet asset utilization that will deepen our partnerships with customers.”

“In addition to the core profitability of Coyote, UPS is well positioned to realize a run-rate of $100 to $150 million of annual operating synergies, from backhaul utilization, purchased transportation and cross-selling opportunities,” said Abney.

Coyote uses a suite of proprietary information technologies that provides market-leading transportation management applications. The company also offers several software applications that customers and transportation providers can easily integrate.

Coyote possesses significant industry knowledge, intellectual property, employee talent, and has a strong company culture. For these reasons, Coyote will operate as a subsidiary of UPS, under Jeff Silver’s leadership, with careful attention given to supporting the unique characteristics that have enabled its success to date.

“UPS is enthusiastic about this acquisition on many levels because there are opportunities for growth, synergistic efficiencies and transfer of best practices and systems across all of our operating segments,” said Abney.
Additional Information

A special presentation on the investment highlights of the UPS acquisition of Coyote is available on the UPS Investor Relations website at www.investors.ups.com.

BofA Merrill Lynch and UBS are serving as financial advisors to UPS. Goldman Sachs & Co. acted as lead financial advisor to Coyote. Credit Suisse, Morgan Stanley and Wells Fargo Securities also acted as financial advisors to Coyote.

About UPS

UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including transporting packages and freight; facilitating international trade, and deploying advanced technology to more efficiently manage the world of business.

Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the web at ups.com® and its corporate blog can be found at longitudes.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.
About Coyote

Coyote Logistics, headquartered in Chicago, IL, was founded in 2006 and is one of the most innovative, fast-growing third-party logistics (3PL) service providers in North America. Coyote offers services for all consultative, executional, and transactional supply chain needs. Coyote arranges transportation for more than 6,000 loads per day for shippers of all sizes and industries, from Fortune 100 companies to small businesses. www.coyote.com

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